Exhibit 3.01

March 11, 2020

COLGATE-PALMOLIVE COMPANY
AMENDED AND RESTATED BY-LAWS

OFFICES

1.            The registered office shall be in the City of Wilmington, County of New Castle, State of Delaware, and the name of the registered agent in charge thereof is THE CORPORATION TRUST COMPANY.

The corporation may also have offices at such other places within or without the State of Delaware as the board of directors may from time to time determine or the business of the corporation may require.

SEAL

2.            The corporate seal shall have inscribed thereon the name of the corporation, the year of its organization and the words “CORPORATE SEAL, DELAWARE”.

STOCKHOLDERS’ MEETINGS

3.            Meetings of stockholders may be held at such place within or without the State of Delaware as shall be determined from time to time by the board of directors.

4.            The annual meeting of the stockholders shall be held on such date and at such time as shall from time to time be fixed by the board of directors. At the annual meeting, the stockholders shall elect a board of directors and transact such other business as may properly be brought before the meeting.

5.            Notice of the place, if any, date and time of all meetings of the stockholders, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at such meeting, if such date is different from the record date for determining stockholders entitled to notice of meeting, shall be given, not less than 10 nor more than 60 days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting, except as otherwise provided herein or required by law (meaning, here and hereinafter, as required from time to time by the Delaware General Corporation Law (the “DGCL”) or the certificate of incorporation of the corporation).

When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, that if the meeting is adjourned for more than 30 days, notice of the place, if any, date and time of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, shall be given in conformity herewith.  At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

6.            (A)  Special meetings of the stockholders, for any purpose or purposes, unless otherwise required by law, may be called by the chief executive officer of the corporation, and shall be called by the president or secretary of the corporation upon resolution of a majority of the whole board of directors, or at the request in writing of a majority of the whole board of directors.  For purposes of these by-laws, “whole board of directors” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.  Such request shall state the purpose or purposes of the proposed meeting.  Subject to the provisions of this by-law 6, a special meeting of stockholders shall be called by the secretary of the corporation following the receipt by the secretary of written requests to call a meeting from the holders of shares representing at least 25% of the votes (the “Required Percentage”) of the outstanding shares of capital stock that would be entitled to vote on the business proposed to be conducted at such meeting (the “Voting Stock”). Subject to by-law 6(E), the business conducted at a special meeting shall be limited to the proposals set forth in the notice of such meeting.

(B)            The secretary of the corporation shall not accept, and shall consider ineffective, a written request from a stockholder to call a special meeting unless it is signed and dated by a stockholder of record and unless it includes (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) any material interest of the record stockholder or any beneficial owners on whose behalf the request is made and (iii) the Background Information (as defined in by-law 13). A stockholder may revoke a request to call a special meeting by delivering a written revocation to the secretary of the corporation at any time prior to the special meeting, but if as a result of such revocation(s), there no longer are unrevoked requests from the Required Percentage of Voting Stock to call a special meeting, the board of directors shall have the discretion to determine whether or not to proceed with the special meeting.

(C)              The secretary of the corporation shall not accept, and shall consider ineffective, a written request from a stockholder to call a special meeting that relates to an item of business (i) that is not a proper subject for stockholder action under applicable law, (ii) if such request is delivered between the time beginning on the 61st day after the earliest date of signature on a written request that has been delivered to the secretary relating to an identical or substantially similar item (a “Similar Item”) and ending on the one-year anniversary of such earliest date, (iii) if a Similar Item will be submitted for stockholder approval at any stockholder meeting to be held on or before the 90th day after the secretary receives such written request or (iv) if a Similar Item has been presented at the most recent annual meeting or at any special meeting held within one year prior to receipt by the secretary of such request to call a special meeting.

(D)              The board of directors shall determine in good faith whether the requirements set forth in paragraph (C) have been satisfied. The secretary of the corporation shall determine in good faith whether all other requirements set forth in this by-law 6 have been satisfied. Any determination made pursuant to this paragraph (D) shall be binding on the corporation and its stockholders.

(E)              The board of directors shall determine the place, and fix the date and time, of any stockholder-called special meeting. The board of directors may submit its own proposal or proposals for consideration at a stockholder-called special meeting. The record date for such meeting shall be fixed in accordance with Section 213 (or its successor provision) of the DGCL.

7.            A complete list of the stockholders entitled to vote at any meeting, arranged in alphabetical order, giving the address of each, and the number of voting shares held by each, shall be prepared by the officer who has charge of the stock ledger. Such list shall be open to the examination of any stockholder for a period of at least ten days prior to the meeting in the manner provided by law.  Such stockholder list also shall be open to examination by any stockholder during the whole time of the meeting if required by law. This list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

8.            At any meeting of the stockholders, every stockholder entitled to vote may vote in person or by proxy authorized by an instrument in writing or by a transmission permitted by law.  Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this paragraph may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reliable reproduction shall be a complete reproduction of the entire original writing or transmission. Except as otherwise required by law, each stockholder shall have one vote for each share of stock having voting power, registered in his or her name on the books of the corporation.  The vote for directors shall be by ballot.

9.            The holders of a majority of the voting power, issued and outstanding, and entitled to vote thereat, present in person or represented by proxy, shall be requisite and shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise required by law or by the rules of any stock exchange upon which the corporation’s securities are listed.  The stockholders, upon the affirmative vote of a majority of the voting power present in person or by proxy, or chairman of the meeting, may adjourn any stockholders meeting from time to time to another place, if any, date or time, without notice other than announcement at the meeting.

10.            At each meeting of stockholders the presence or lack of a quorum shall be ascertained and all voting by ballot shall be conducted by one or more inspectors appointed by the corporation.  If for any reason any of the inspectors previously appointed shall fail to attend or be unable to serve, a replacement shall be appointed in like manner. The inspector(s) shall decide upon the qualifications of the voters and the validity of proxies, report on the presence or lack of a quorum, take charge of the ballots at said meeting, and after the balloting thereat on any question shall count the ballots cast thereon and shall report the result in writing to the secretary of the corporation or to the chairman of the meeting.

11.            Advance Notice of Director Nominations and Business Proposals.

(A)            Nominees for director will be eligible for election at an annual meeting of stockholders only if the nominations are submitted in one of the following manners:  (i) by or at the direction of the board of directors, (ii) by any stockholder of record of the corporation at the time of the giving of the notice required in the following paragraph and at the time of the annual meeting, who is entitled to vote at the meeting and who has complied with the requirements and procedures set forth in this by-law 11 or (iii) by any stockholder of record of the corporation at the time of the giving of the notice required in by-law 12 and at the time of the annual meeting, who is entitled to vote at the meeting and who has complied with the requirements and procedures set forth in by-law 12 and whose nominees are included in the corporation’s proxy materials with respect to such meeting.  Business (other than nominations of candidates for election as director) may be presented for stockholder action at an annual meeting of stockholders only if the proposals are submitted in one of the following manners:  (i)  pursuant to the corporation’s proxy materials with respect to such meeting, (ii) by or at the direction of the board of directors or (iii) by any stockholder of record of the corporation at the time of the giving of the notice required in the following paragraph and at the time of the annual meeting, who is entitled to vote at the meeting and who has complied with the requirements and procedures set forth in this by-law 11.  For the avoidance of doubt, clauses (ii) and (iii) of the first sentence of this paragraph and clause (iii) of the second sentence of this paragraph shall be the exclusive means for a stockholder to make nominations or propose business (other than business included in the corporation’s proxy materials pursuant to Rule 14a-8 under the Exchange Act (as defined in by-law 13)) at an annual meeting of stockholders.

(B)            For nominations to be properly brought before an annual meeting of stockholders by a record stockholder pursuant to clause (ii) of the first sentence of the foregoing paragraph or for business to be properly brought before an annual meeting of stockholders by a record stockholder pursuant to clause (iii) of the second sentence of the foregoing paragraph, (a) the record stockholder must have given timely notice thereof in writing to the secretary of the corporation, (b) any such business must be a proper matter for stockholder action under Delaware law and (c) the record stockholder and the beneficial owner, if any, on whose behalf any such proposal or nomination is made must have acted in accordance with the representations set forth in the Solicitation Statement (as defined below) required by these by-laws.  To be timely, a record stockholder’s notice shall be delivered to, or mailed and received by, the secretary of the corporation not more than 120 days and not less than 90 days prior to the anniversary of the date of the preceding year’s annual meeting of stockholders; provided that, subject to the last sentence of this paragraph, in the event that the date of the annual meeting of stockholders is more than 30 days before or more than 60 days after the anniversary of the preceding year’s annual meeting of stockholders, or if no such annual meeting was held in the preceding year, notice by the record stockholder to be timely must be so delivered, or mailed and received, not earlier than the 120th day before the upcoming annual meeting and not later than the later of (i) the 90th day before the upcoming annual meeting or (ii) if the day on which the Public Announcement (as defined in by-law 13) is first made by the corporation is less than 100 days before such annual meeting, the 10th day following the day on which the Public Announcement of the annual meeting date is first made by the corporation.  Notwithstanding anything in the preceding sentence to the contrary, in the event that the number of directors to be elected to the board of directors is increased and there has been no Public Announcement naming all of the nominees for director or indicating the increase in the size of the board of directors made by the corporation at least 10 days before the last day a record stockholder may deliver a notice of nomination in accordance with the preceding sentence, a record stockholder’s notice required by this by-law 11 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the secretary of the corporation not later than the 10th day following the day on which the Public Announcement naming all of the nominees for director or indicating the increase in the size of the board of directors is first made by the corporation.  In no event shall an adjournment of an annual meeting of stockholders, or postponement of any previously scheduled annual meeting of stockholders for which notice has been given (or with respect to which there has been a Public Announcement of the date of the meeting), commence a new time period (or extend any time period) for the giving of a record stockholder’s notice under this by-law 11.

(C)            Such record stockholder’s notice shall set forth:

(i)            if such notice pertains to the nomination of directors, as to each person whom the record stockholder proposes to nominate for election or reelection as a director (a) all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Exchange Act, and such person’s written consent to serve as a director if elected, (b) a completed director questionnaire signed by each such nominee (a form of which shall be provided by the secretary of the corporation promptly following a request therefor), (c) the signed agreement by such nominee required by by-law 15(B)(iii), (d) the information required by by-law 12(G)(v) (with references to “Eligible Stockholder” replaced with “record stockholder and beneficial owner” and references to “Stockholder Nominee” replaced with “proposed nominee” for purposes of this by-law 11(C)(i)(d)), and (e) the executed agreement by such nominee required by by-law (12)(H) (with references to “Eligible Stockholder” replaced with “record stockholder and beneficial owner” and references to “Stockholder Nominee” replaced with “proposed nominee” for purposes of this by-law 11(C)(i)(e));

(ii)            as to any business that the record stockholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting, any material interest in such business of such record stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and a description of all agreements, arrangements and understandings between or among the record stockholder, the beneficial owner, and each of their respective affiliates and associates, or others acting in concert therewith (including their names) in connection with the proposal of such business by such record stockholder;

(iii)            the Background Information; and

(iv)            a statement whether or not the record stockholder or any beneficial owner on whose behalf the nomination or proposal is made (a) will engage in a solicitation within the meaning of Exchange Act Rule 14a-1(l) with respect to the nomination or business proposal and, if so, the name of each participant (as defined in Item 4 of Exchange Act Schedule 14A) in such solicitation and (b) will deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of voting power of all of the shares of capital stock of the corporation required under applicable law to carry the proposal or, in the case of a nomination or nominations, at least the percentage of voting power of all of the shares of capital stock of the corporation reasonably believed by the record stockholder or beneficial owner, as the case may be, to be sufficient to elect the nominee or nominees proposed to be nominated by the record stockholder (such statement, a “Solicitation Statement”).

(D)            The chairman of the meeting shall have the power and the duty to determine whether a nomination or any business proposed to be brought before the meeting has been made in accordance with the procedures set forth in these by-laws, and, if any nomination or business proposal is not in compliance with these by-laws, to declare that such defectively proposed business or nomination shall not be presented for stockholder action at the meeting and shall be disregarded.  Notwithstanding the foregoing provisions of this by-law 11, unless otherwise required by law or otherwise determined by the chairman of the meeting, if none of: (i) the record stockholder who has submitted a notice of a nomination or business proposal under this by-law 11 or (ii) a Qualified Representative (as defined in by-law 13) of such record stockholder, appears at the annual meeting of stockholders of the corporation to present the nomination(s) or other business proposal, such nomination(s) or business proposal shall be disregarded, notwithstanding that proxies in respect of such nomination or business proposal may have been received by the corporation.

(E)            Notwithstanding the foregoing provisions of this by-law 11, a stockholder shall also comply with all applicable requirements of the Exchange Act with respect to matters set forth in this by-law 11.

(F)            The board of directors may require any nominee proposed for election as a director, whether nominated by a stockholder or the board of directors, to furnish to the secretary of the corporation such other information as may reasonably be required by the corporation to determine the eligibility of such proposed nominee to serve as an independent director of the corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

(G) (i)  Whenever any action is required or permitted to be taken at any meeting of stockholders of the corporation, unless the certificate of incorporation of the corporation otherwise provides, and subject to the provisions of clauses (ii) and (iii) of this by-law 11(G), the action may be taken without a meeting, without prior notice and without a vote, if a written consent or written consents setting forth the action so taken shall have been signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted and if such consent or consents have been delivered to the corporation in accordance with Section 228 (or its successor provision) (“Section 228”) of the DGCL; provided, that the consents shall comply in all respects with Section 228 and that prompt notice of the taking of corporate action without a meeting and by less than unanimous written consent must be given to those stockholders who have not consented in writing in accordance with, and to the extent required by, Section 228.

(ii)            The record date for determining stockholders entitled to express consent to corporate action in writing without a meeting may be fixed by the board of directors of the corporation. Any stockholder of record seeking to have the stockholders authorize or take corporate action by written consent without a meeting shall, by written notice delivered to the secretary of the corporation, request the board of directors to fix a record date.  The board of directors shall promptly, but in all events within 10 days after the date on which such a request is received, adopt a resolution fixing the record date (unless a record date has previously been fixed by the board of directors pursuant to the DGCL). If no record date has been fixed by the board of directors within 10 days of the date on which such a request is received, the record date for determining stockholders entitled to consent to corporate action without a meeting, when no prior action by the board of directors is required by applicable law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business or any officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the board of directors and prior action by the board of directors is required by applicable law, the record date for determining stockholders entitled to consent to corporate action without a meeting shall be at the close of business on the date on which the board of directors adopts the resolution taking such prior action.

(iii)            In the event of the delivery to the corporation of a written consent or consents purporting to represent the requisite voting power to authorize or take corporate action and/or related revocations, the secretary of the corporation shall provide for the safekeeping of such consents and revocations and shall, as promptly as practicable, engage nationally recognized independent inspectors of elections for the purpose of promptly performing a ministerial review of the validity of the consents and revocations. No action by written consent and without a meeting shall be effective until such inspectors have completed their review, determined that the requisite number of valid and unrevoked consents has been obtained to authorize or take the action specified in the consents and certified such determination for entry in the records of the corporation kept for the purpose of recording the proceedings of meetings of stockholders.

12.            (A)          Proxy Access.  Subject to compliance with the terms and conditions set forth in these by-laws, in connection with an annual meeting of stockholders, the corporation shall include (i) in its proxy statement and form of proxy, in addition to the persons nominated for election by the board of directors, the name of any person nominated for election to the board of directors by a record stockholder who is, or is acting on behalf of, an Eligible Stockholder (as defined below) pursuant to this by-law 12 (such nominated person, the “Stockholder Nominee”) and (ii) in its proxy statement the Required Information (as defined below) relating to any Stockholder Nominee.

(B)     Timeliness of Notice.  To nominate a Stockholder Nominee, a record stockholder who is, or is acting on behalf of, an Eligible Stockholder must provide a notice that expressly elects to have the Eligible Stockholder’s Stockholder Nominee included in the corporation’s proxy materials pursuant to this by-law 12 (the “Notice of Proxy Access Nomination”).  To be timely, a Notice of Proxy Access Nomination must be delivered to, or mailed and received by, the secretary of the corporation not more than 150 days and not less than 120 days prior to the anniversary of the date (as stated in the corporation’s proxy materials) the definitive proxy statement was first mailed to stockholders in connection with the preceding year’s annual meeting of stockholders (the last day on which a Notice of Proxy Access Nomination may be delivered, the “Final Proxy Access Nomination Date”); provided, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary of the preceding year’s annual meeting of stockholders, or if no annual meeting was held in the preceding year, the Notice of Proxy Access Nomination must be so delivered, or mailed and received, not later than the later of (i) the 180th day before the upcoming annual meeting or (ii) the 10th day following the day on which the Public Announcement of the upcoming annual meeting date is first made by the corporation.  In no event shall an adjournment of an annual meeting of stockholders, or postponement of any previously scheduled meeting of stockholders for which notice has been given (or with respect to which there has been a Public Announcement of the date of the meeting), commence a new time period (or extend any time period) for the giving of a Notice of Proxy Access Nomination under this by-law 12.

(C)            Information Included in Proxy Materials.  The Eligible Stockholder may provide to the secretary of the corporation a written statement for inclusion in the corporation’s proxy statement for the applicable annual meeting of stockholders, not to exceed 500 words, in support of the Eligible Stockholder’s Stockholder Nominee (the “Statement”).  In order to have a Statement included in the proxy statement, an Eligible Stockholder must submit the Statement to the secretary of the corporation at the same time that such Eligible Stockholder’s Notice of Proxy Access Nomination is submitted to the secretary of the corporation.  For purposes of this by-law 12, the “Required Information” that the corporation will include in its proxy statement is (i) the information concerning the Stockholder Nominee and the Eligible Stockholder that the corporation determines is required to be disclosed in the corporation’s proxy statement by the regulations promulgated under the Exchange Act and (ii) if the Eligible Stockholder so elects, a Statement.  Notwithstanding anything to the contrary contained in this by-law 12, the corporation may omit from its proxy materials any information or Statement (or portion thereof) that it believes would violate any applicable law or regulation.  Nothing in this by-law 12 shall limit the corporation’s ability to solicit against and include in its proxy materials its own statements relating to any Stockholder Nominee.

(D)            Number of Stockholder Nominees.  The number of Stockholder Nominees appearing in the corporation’s proxy materials with respect to an annual meeting of stockholders shall not exceed the greater of (i) two or (ii) 20% of the number of directors in office and subject to election by the holders of common stock as of the Final Proxy Access Nomination Date, or if such number is not a whole number, the closest whole number below 20% (the number determined pursuant to clause (i) or clause (ii), as applicable, the “Permitted Number”); provided, that in the event that one or more vacancies for any reason occurs on the board of directors at any time after the Final Proxy Access Nomination Date and before the date of the applicable annual meeting of stockholders and the board of directors resolves to reduce the size of the board of directors in connection therewith such that the number of directors subject to election by the holders of common stock is reduced, the Permitted Number shall be calculated based on the number of directors in office as so reduced.  The Permitted Number shall be reduced by (x) the number of director candidates for which the corporation shall have received one or more notices that a stockholder intends to nominate director candidates at such applicable annual meeting of stockholders pursuant to by-law 11, (y) the number of director candidates that will be included in the corporation’s proxy materials with respect to such annual meeting as an unopposed (by the corporation) nominee pursuant to any agreement, arrangement or other understanding with any stockholder or group of stockholders (other than any such agreement, arrangement or understanding entered into in connection with an acquisition of shares by such stockholder or group of stockholders from the corporation), other than any such director candidate referred to in this clause (y) who at the time of such annual meeting will have served as a director continuously, as a nominee of the board of directors, for at least two full annual terms, provided that the Permitted Number after such reduction with respect to this clause (y) will in no event be less than one and (z) the number of director candidates who previously were Stockholder Nominees at an annual meeting of stockholders, other than any such directors referred to in this clause (z) who at the time of such annual meeting will have served as a director continuously, as a nominee of the board of directors, for at least two full annual terms.  In the event that the number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this by-law 12 exceeds the Permitted Number, each Eligible Stockholder (or group thereof constituting an Eligible Stockholder) will select one Stockholder Nominee for inclusion in the corporation’s proxy materials until the Permitted Number is reached, going in order of the amount (largest to smallest) of shares of common stock of the corporation each Eligible Stockholder (or group thereof) disclosed as owned in its respective Notice of Proxy Access Nomination submitted to the corporation.  If the Permitted Number is not reached after each Eligible Stockholder (or group thereof) has selected one Stockholder Nominee, this selection process will continue as many times as necessary, following the same order each time, until the Permitted Number is reached.  After reaching the Permitted Number of Stockholder Nominees, if any Stockholder Nominee who satisfies the eligibility requirements in this by-law 12 (i) thereafter withdraws from the election (or his or her nomination is withdrawn by the applicable Eligible Stockholder) or (ii) is thereafter not submitted for director election for any reason (including the failure to comply with this by-law 12) other than due to a failure by the corporation to include such Stockholder Nominee in the proxy materials in violation of this by-law 12, no other nominee or nominees shall be substituted for such Stockholder Nominee and included in the corporation’s proxy materials or otherwise submitted for director election pursuant to this by-law 12.

(E)            Group Provisions to Determine Eligible Stockholder.  An “Eligible Stockholder” is one or more persons who own and have owned, or are acting on behalf of one or more beneficial owners who own and have owned (as defined in by-law 12(F)), for at least three years as of the date the Notice of Proxy Access Nomination is received by the corporation, shares representing at least 3% of the shares of common stock outstanding as of the date of such Notice of Proxy Access Nomination (the “Required Shares”), and who continue to own the Required Shares at all times between the date the Notice of Proxy Access Nomination is received by the corporation and the date of the applicable annual meeting of stockholders; provided that the aggregate number of record stockholders and beneficial owners, whose stock ownership is counted for the purposes of satisfying the foregoing ownership requirement, shall not exceed 20.  Two or more collective investment funds that are (i) under common management and investment control, (ii) under common management and funded primarily by a single employer or (iii) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940 (as amended from time to time the “Investment Company Act”) (such funds together under each of (i), (ii) or (iii) comprising a “Qualifying Fund”) shall be treated as one stockholder for the purpose of determining the aggregate number of stockholders in this paragraph, and treated as one person for the purpose of determining “ownership” as defined in this by-law 12, provided that each fund comprising a Qualifying Fund otherwise meets the requirements set forth in this by-law 12. No record stockholder (other than a Custodian Holder (as defined in by-law 13)) or beneficial owner may be a member of more than one group constituting an Eligible Stockholder under this by-law 12, and no shares may be attributed to more than one group constituting an Eligible Stockholder under this by-law 12.  For the avoidance of doubt, the Required Shares will qualify as such if and only if the beneficial owner of such shares has itself beneficially owned such shares continuously for the three-year period ending on that date and through other applicable dates referred to above (in addition to the other applicable requirements being met).

(F)            Definition of Ownership.  For purposes of calculating the Required Shares, “ownership” shall be deemed to consist of and include only the outstanding shares as to which a person possesses both (i) the full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the ownership of shares calculated in accordance with clauses (i) and (ii) shall not include any shares (a) that a person has sold in any transaction that has not been settled or closed, (b) that a person has borrowed or purchased pursuant to an agreement to resell or (c) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by a person, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of shares, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, the person’s full right to vote or direct the voting of any such shares and/or (2) hedging, offsetting or altering to any degree gain or loss arising from the full economic ownership of such person’s shares, other than any such arrangements solely involving an exchange listed multi-industry market index fund in which shares of the corporation represent at the time of entry into such arrangement less than 10% of the proportionate value of such index. “Ownership” shall include shares held in the name of a nominee or other intermediary so long as the person claiming ownership of such shares retains the right to instruct how the shares are voted with respect to the election of directors and the right to direct disposition thereof and possesses the full economic interest in the shares; provided that this provision shall not alter the obligations of a record stockholder to provide the Notice of Proxy Access Nomination. Ownership of shares shall be deemed to continue during any period (x) in which shares have been loaned if the person claiming ownership may recall such loaned shares on no more than five business days’ notice or (y) in which any voting power has been delegated by means of a proxy, power of attorney or other instrument or arrangement which is revocable at any time without condition. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings.

(G)            Contents of Notice of Proxy Access Nomination.  The Notice of Proxy Access Nomination shall set forth or be submitted with the following information and materials in writing (including, as applicable, with respect to each Eligible Stockholder, every member of any group that together is such Eligible Stockholder other than a Custodian Holder):

(i)  with respect to each of the Stockholder Nominee(s) and each Eligible Stockholder, the Background Information;

(ii)  the written consent of each Stockholder Nominee to being named in the corporation’s proxy materials as a nominee and to serving as a director if elected;

(iii)  a copy of the Schedule 14N that has been, or concurrently is, filed with the Securities and Exchange Commission as required by Rule 14a-18 under the Exchange Act;

(iv)  with respect to each Eligible Stockholder and its affiliates or associates or others acting in concert therewith and each Stockholder Nominee, all information as would be required to be disclosed in a solicitation of proxies for the election of such Stockholder Nominee as a director in a contested election pursuant to Section 14 of the Exchange Act;

(v)  a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the Eligible Stockholder and its or their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each of such Eligible Stockholder’s Stockholder Nominee(s), and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the Eligible Stockholder, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the Stockholder Nominee were a director or executive officer of such registrant; and

(vi)  a completed director questionnaire signed by the Stockholder Nominee(s) (a form of which shall be provided by the secretary of the corporation promptly following a request therefor).

In addition, the Notice of Proxy Access Nomination must be submitted with a signed and written agreement of the Eligible Stockholder (and any member of any group that together is an Eligible Stockholder other than a Custodian Holder) setting forth:

(i) (a) a representation that the Eligible Stockholder (v) acquired ownership of the Required Shares in the ordinary course of business and not with the intent to change or influence control of the corporation, and does not presently have such intent, (w) has not nominated and will not nominate for election to the board of directors at the applicable annual meeting of stockholders any person other than its Stockholder Nominee(s), (x) has not engaged and will not engage in, and has not and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the applicable annual meeting of stockholders other than its Stockholder Nominee(s) or a nominee of the board of directors, (y) will not distribute to any person any form of proxy for the applicable annual meeting of stockholders other than the forms distributed by the corporation and (z) will provide facts, statements and other information in all communications with the corporation and its stockholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading and otherwise will comply with all applicable laws, rules and regulations in connection with any actions taken pursuant to this by-law 12, and (b) a statement from the Eligible Stockholder indicating whether the Eligible Stockholder intends to continue to hold the Required Shares for at least one year following the annual meeting;

(ii) a representation that (a) within five business days after the date that the Notice of Proxy Access Nomination is sent to the corporation, the Eligible Stockholder will provide one or more written statements from the record holder of the Required Shares (and from each intermediary through which the Required Shares are or have been held during the requisite three-year holding period) that, as of a date within seven calendar days prior to the date that the Notice of Proxy Access Nomination is delivered to or mailed and received by the corporation, the Eligible Stockholder owns, and has owned continuously for the preceding three years, the Required Shares, (b) within five business days after the record date for determining stockholders entitled to vote at the annual meeting, the Eligible Stockholder will provide one or more written statements from the record holder (and from each intermediary through which the Required Shares are held) verifying the Eligible Stockholder’s continuous ownership of the Required Shares through such record date and (c) the Eligible Stockholder will provide immediate written notice to the corporation if the Eligible Stockholder ceases to own any of the Required Shares prior to the applicable annual meeting of stockholders;

(iii) in the case of a nomination by a group of persons that together is such an Eligible Stockholder, the designation by all group members of one group member that is authorized to act on behalf of all members of the nominating group with respect to the nomination and matters related thereto, including withdrawal of the nomination; and

(iv) an undertaking that the Eligible Stockholder agrees to (a) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the stockholders of the corporation or out of the information that the Eligible Stockholder provided to the corporation, (b) indemnify and hold harmless the corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the corporation or any of its directors, officers or employees arising out of any nomination, solicitation or other activity by the Eligible Stockholder in connection with its efforts to elect the Stockholder Nominee(s) pursuant to this by-law 12, (c) file with the Securities and Exchange Commission any solicitation or other communication with the corporation’s stockholders relating to the meeting at which the Stockholder Nominee will be nominated, regardless of whether any such filing is required under Regulation 14A of the Exchange Act or whether any exemption from filing is available for such solicitation or other communication under Regulation 14A of the Exchange Act, (d) comply with all laws and regulations applicable to any solicitation in connection with the annual meeting and (e) provide the corporation prior to the annual meeting of stockholders such additional information as necessary or reasonably requested by the corporation.  In addition, no later than the Final Proxy Access Nomination Date, a Qualifying Fund whose stock ownership is counted for purposes of qualifying as an Eligible Stockholder must provide to the secretary of the corporation documentation satisfactory to the corporation that demonstrates that the funds comprising the Qualifying Fund are (x) under common management and investment control, (y) under common management and funded primarily by a single employer or (z) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act.  For the avoidance of doubt, the requirement to update and supplement such information shall not permit any Eligible Stockholder or other person to change or add any proposed Stockholder Nominee or be deemed to cure any defects or limit the remedies (including without limitation under these by-laws) available to the corporation relating to any defect.

(H)            Information and Agreements from Nominees.  At the request of the corporation, each Stockholder Nominee must: (i) provide an executed agreement, in a form satisfactory to the corporation, that (a) the Stockholder Nominee has read and agrees, if elected, to serve as a member of the board of directors, to adhere to the corporation’s Board Guidelines on Significant Corporate Governance Issues and Code of Conduct and any other corporation policies and guidelines applicable to directors (which will be provided by the corporation following a request therefor), (b) that the Stockholder Nominee is not and will not become a party to any, direct or indirect, compensatory, payment, indemnification or other financial agreement, arrangement or understanding with any person or entity in connection with his or her nomination, service or action as a director of the corporation, in each case that has not been disclosed to the corporation and (c) that the Stockholder Nominee is not and will not become a party to any agreement, arrangement or understanding with any person or entity as to how the Stockholder Nominee would vote or act on any issue or question as a director and (ii) provide within five business days of the corporation’s request such additional information as the corporation determines may be necessary to permit the board of directors to determine (a) if such Stockholder Nominee is independent under the listing standards of each principal U.S. exchange upon which the common stock of the corporation is listed, any applicable rules of the Securities and Exchange Commission and any publicly disclosed standards used by the board of directors in determining and disclosing the independence of the corporation’s directors, (b) if such Stockholder Nominee has any direct or indirect relationship with the corporation other than those relationships that have been deemed categorically immaterial pursuant to the corporation’s Board Guidelines on Significant Corporate Governance Issues, Director Independence Standards or Independent Board Candidate Qualifications, (c) if such Stockholder Nominee would, by serving on the board of directors, violate or cause the corporation to be in violation of these by-laws, the corporation’s certificate of incorporation, the rules and listing standards of the principal U.S. exchange upon which the common stock of the corporation is listed or any applicable law, rule or regulation and (d) if such Stockholder Nominee is or has been subject to any event specified in Item 401(f) of Regulation S-K (or successor rule) of the Securities and Exchange Commission. In the event that any information or communications provided by the Eligible Stockholder or the Stockholder Nominee to the corporation or its stockholders ceases to be true and correct in any respect or omits a fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, each Eligible Stockholder or Stockholder Nominee, as the case may be, shall promptly notify the secretary of the corporation of any such inaccuracy or omission in such previously provided information and of the information that is required to make such information or communication true and correct.

(I)        Ineligibility of Certain Stockholders to Use Proxy Access.  Any Stockholder Nominee who is included in the corporation’s proxy materials for a particular annual meeting of stockholders but either (i) withdraws from or becomes ineligible or unavailable for election at that annual meeting or (ii) does not receive a number of votes cast in favor of his or her election at least equal to 10% of the votes present in person or represented by proxy and entitled to vote in the election of directors, will be ineligible to be a Stockholder Nominee pursuant to this by-law 12 for the next two annual meetings of stockholders.  Any Stockholder Nominee who is included in the corporation’s proxy materials for a particular annual meeting of stockholders, but subsequently is determined not to satisfy the eligibility requirements of this by-law 12 or any other provision of the corporation’s by-laws, certificate of incorporation, Board Guidelines on Significant Corporate Governance Issues, Director Independence Standards or Independent Board Candidate Qualifications or other applicable regulation at any time before the applicable annual meeting of stockholders, will not be eligible or qualified for election at the relevant annual meeting of stockholders and no other nominee may be substituted by the Eligible Stockholder that nominated such Stockholder Nominee.

(J)        Exclusion of Stockholder Nominees from Proxy Materials.  The corporation shall not be required to include, pursuant to this by-law 12, a Stockholder Nominee in its proxy materials for any meeting of stockholders, or, if the proxy statement already has been filed, to allow the nomination of a Stockholder Nominee, notwithstanding that proxies in respect of such vote may have been received by the board of directors:

(i) who is not independent under (a) the listing standards of each principal U.S. exchange upon which the common stock of the corporation is listed, (b) any applicable rules of the Securities and Exchange Commission or any other regulatory body with jurisdiction over the corporation or (c) any publicly disclosed standards used by the board of directors in determining and disclosing independence of the corporation’s directors;

(ii) who does not meet the audit committee independence requirements under the rules of any stock exchange on which the corporation’s securities are traded, is not a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule) or is not an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision);

(iii) whose election as a member of the board of directors would cause the corporation to be in violation of these by-laws, the certificate of incorporation of the corporation, the rules and listing standards of the principal U.S. securities exchanges upon which the common stock of the corporation is listed or any applicable law, rule or regulation;

 (iv) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past 10 years;

(v) who is subject to an order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended from time to time;

(vi) if such Stockholder Nominee or the applicable Eligible Stockholder (or any member of any group of persons that together is such Eligible Stockholder) shall have provided information to the corporation in connection with such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make any statement made, in light of the circumstances under which it was made, not misleading, as determined by the corporation;

(vii) if the Eligible Stockholder (or any member of any group of persons that together is such Eligible Stockholder) or applicable Stockholder Nominee otherwise breaches or fails to comply with its representations, undertakings or obligations pursuant to these by-laws, including, without limitation, this by-law 12;

(viii) if the Eligible Stockholder ceases to be an Eligible Stockholder for any reason, including but not limited to not owning the Required Shares through the date of the applicable annual meeting; or

(ix)  if the Stockholder Nominee is determined not to satisfy the eligibility requirements provided in the Independent Board Candidate Qualifications and the Director Independence Standards.

For the purpose of this subsection (J), the occurrence of clauses (i) through (v) and (ix) and, to the extent related to a breach or failure by the Stockholder Nominee, clauses (vi) and (vii) will result in the exclusion from the proxy materials pursuant to this by-law 12 of the specific Stockholder Nominee to whom the ineligibility applies or, if the proxy statement already has been filed, the ineligibility of such Stockholder Nominee to stand for election. The occurrence of clause (viii) and, to the extent related to a breach or failure by an Eligible Stockholder (or any member of any group of persons that together is such Eligible Stockholder), clause (vi) or (vii) will result in the shares owned by such Eligible Stockholder (or any member of any group of persons that together is such Eligible Stockholder) being excluded from the Required Shares (and, if as a result the Notice of Proxy Access Nomination shall no longer have been filed by an Eligible Stockholder, the exclusion from the proxy materials pursuant to this by-law 12 of all of the applicable stockholder’s Stockholder Nominees from the applicable annual meeting of stockholders or, if the proxy statement has already been filed, the ineligibility of all of such stockholder’s Stockholder Nominees to stand for election).

(K)        Exclusive Method of Proxy Access.  This by-law 12 shall be the exclusive method for stockholders to include nominees for director election in the corporation’s proxy materials.

13.         Definitions.  As used in these by-laws, the following terms shall have the meanings set forth below:

(A)            “Background Information” means the following information concerning a Disclosing Party: (i) the name and address of each such Disclosing Party (as defined in by-law 13(C)), (ii) the class, series and number of shares of the corporation that are owned, directly or indirectly, beneficially and of record by each such Disclosing Party, (iii) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the corporation or with a value derived in whole or in part from the value of any class or series of shares of the corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the corporation or otherwise, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the corporation (any of the foregoing, a “Derivative Instrument”) directly or indirectly owned beneficially by each such Disclosing Party, (iv) any proxy, contract, arrangement, understanding or relationship pursuant to which any Disclosing Party has a right to vote, directly or indirectly, any shares of any security of the corporation, (v) any short interest in any security of the corporation held by each such Disclosing Party (for purposes of this paragraph, a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any shares of any security of the corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such Disclosing Party with respect to any shares of any security of the corporation, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (vi) any rights to dividends on the shares of the corporation owned beneficially directly or indirectly by each such Disclosing Party that are separated or separable from the underlying shares of the corporation, (vii) any proportionate interest in shares of the corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which any Disclosing Party is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, (viii) any performance-related fees (other than an asset-based fee) that each such Disclosing Party is directly or indirectly entitled to based on any increase or decrease in the value of shares of the corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of each such Disclosing Party’s immediate family sharing the same household, (ix) any significant equity interests or any Derivative Instruments or short interests in any principal competitor of the corporation held by each such Disclosing Party, (x) any direct or indirect interest of each such Disclosing Party in any contract with the corporation, any affiliate of the corporation or any principal competitor of the corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), and, if applicable, (xi) any other information relating to such Disclosing Party that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act.   The information set forth in this paragraph shall be updated and supplemented by such Disclosing Party, if necessary, so that the information provided or required to be provided shall be true and correct as of the record date for the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof.  For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other section of these by-laws shall not limit the corporation’s rights with respect to any deficiencies in any notice provided by a record stockholder, extend any applicable deadlines under any provision of these by-laws or enable or be deemed to permit a record stockholder who has previously submitted notice under any provision of these by-laws to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business and or resolutions proposed to be brought before a meeting of the stockholders.

(B)            “Custodian Holder”, with respect to any Eligible Stockholder, means any broker, bank or custodian (or similar nominee) who (i) is acting solely as a nominee on behalf of a beneficial owner and (ii) does not “own” (as defined in by-law 12) any of the shares comprising the Required Shares of the Eligible Stockholder.

(C)        “Disclosing Party” means:

(i)  with respect to the disclosure of Background Information pursuant to by-law 6, any record stockholder making a request to call a special meeting and any beneficial owner on whose behalf any such stockholder is making such a request, and their respective affiliates or associates or others acting in concert therewith, other than (a) a stockholder or beneficial owner, as applicable, who has provided a written request solely in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a solicitation statement filed on Exchange Act Schedule 14A or (b) a record stockholder that is a broker, bank or custodian (or similar entity) and is acting solely as a nominee on behalf of a beneficial owner;

(ii)  with respect to the disclosure of Background Information pursuant to by-law 11, the record stockholder providing a notice under by-law 11 (other than a record stockholder that is a broker, bank or custodian (or similar entity) and is acting solely as a nominee on behalf of a beneficial owner) and the beneficial owner, if any, on whose behalf a nomination or proposal is made, and their respective affiliates or associates or others acting in concert therewith; and

(iii)  with respect to the disclosure of Background Information pursuant to by-law 12, the Stockholder Nominee(s) and the Eligible Stockholder (including any fund comprising a Qualifying Fund or beneficial owner whose stock ownership is counted for the purposes of qualifying as an Eligible Stockholder but excluding any Custodian Holder), and their respective affiliates or associates or others acting in concert therewith.

(D)            “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

(E)       “person” means, as applicable, any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, association, trust or other entity or organization.

(F)      “Public Announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(G)       A “Qualified Representative” of an Eligible Stockholder or, for purposes of by-law 11, of a record stockholder, means a person that is a duly authorized officer, manager or partner of such Eligible Stockholder or record stockholder or is authorized by a writing (i) executed by such Eligible Stockholder or record stockholder, (ii) delivered (or a reliable reproduction or electronic transmission of which writing is delivered) by such Eligible Stockholder or record stockholder to the corporation prior to the taking of the action taken by such person on behalf of such Eligible Stockholder or record stockholder and (iii) stating that such person is authorized to act for such Eligible Stockholder or record stockholder with respect to the action to be taken.

14.          All notices or other communications referenced in these by-laws that must be provided to the secretary of the corporation shall be directed to the secretary at the principal executive offices of the corporation.

DIRECTORS

15.         (A) The property and business of this corporation shall be managed by or under its board of directors.  Except as otherwise required by law, the number of directors shall be no less than seven nor more than 15, as determined from time to time by the board of directors, but no reduction in the number of directors shall terminate the office of any director prior to the first annual meeting of the stockholders subsequent to his or her election at which directors are elected except with the written consent of such director.  Except to the extent otherwise required by the certificate of incorporation of the corporation or these by-laws, directors shall be elected at the annual meeting of the stockholders, and each director shall be elected to serve until his or her successor shall be elected and shall qualify or until such director’s earlier death, resignation, removal or disqualification.  No person who has attained the age of 65 shall be initially elected to the board of directors. No director shall be re-elected as a member of the board after he or she has reached his or her 72nd birthday. Additionally, no former Chief Executive Officer of the corporation shall be re-elected as a member of the board after he or she has reached his or her 65th birthday, except if his or her nomination for re-election has been approved in each instance by a majority of the non-employee directors of the corporation.

(B)        (i) Each director to be elected by stockholders shall be elected by the vote of a majority of the votes cast at any meeting for the election of directors at which a quorum is present, subject to the rights of the holders of any series of preferred stock to elect directors in accordance with the terms thereof. For purposes of this by-law 15(B)(i), a majority of votes cast shall mean that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. Votes cast shall include votes for and votes against and exclude abstentions with respect to that director’s election.  Notwithstanding the foregoing, in the event of a contested election of directors, directors shall be elected by the vote of a plurality of the votes cast at any meeting for the election of directors at which a quorum is present. For purposes of this by-law (15)(B)(i), a contested election shall mean any election of directors in which the number of candidates for election as director exceeds the number of directors to be elected, with the determination thereof being made by the secretary of the corporation as of the later of (a) the Final Proxy Access Nomination Date and (b) the last day on which a stockholder notice of nomination may be delivered pursuant to by-law 11 (provided that the determination that an election is a “contested election” shall be determinative only as to the timeliness of a notice of nomination and not otherwise as to its validity).

(ii)            If a nominee for director who is an incumbent director is not elected, and no successor has been elected at such meeting, the director shall promptly tender his or her resignation to the board of directors in accordance with the agreement contemplated by by-law 15(B)(iii). The corporate governance committee shall make a recommendation to the board of directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. The board of directors shall act on the tendered resignation, taking into account the corporate governance committee’s recommendation, and publicly disclose (by a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. The corporate governance committee in making its recommendation and the board of directors in making its decision may each consider any factors or other information that it considers appropriate and relevant. The director who tenders his or her resignation shall not participate in the recommendation of the corporate governance committee or the decision of the board of directors with respect to his or her resignation. If such incumbent director’s resignation is not accepted by the board of directors, such director shall continue to serve until the end of his or her term and until his or her successor is duly elected, or his or her earlier resignation or removal. If a director’s resignation is accepted by the board of directors pursuant to this by-law 15(B)(ii), or if a nominee for director is not elected and the nominee is not an incumbent director, then the board of directors, in its sole discretion, may fill any resulting vacancy pursuant to by-law 18 or may decrease the size of the board of directors pursuant to by-law 15(A).

(iii)     To be eligible to be a nominee for election or reelection as a director of the corporation, a person must deliver (in accordance with the time periods prescribed for delivery of notice under by-law 11 or 12) to the secretary of the corporation at the principal executive offices of the corporation a written agreement (in the form provided by the secretary upon written request) that such person will abide by the requirements of by-law 15(B)(ii).

16.      The directors may hold their meetings and have one or more offices, and keep the books of the corporation outside of Delaware, at the office of the corporation in the City of New York, or at such other places as they may from time to time determine.

17.      In addition to the powers and authority by these by-laws expressly conferred upon it, the board may exercise all such powers of the corporation and do all such lawful acts and things as are not by law or by the certificate of incorporation of the corporation directed or required to be exercised or done by the stockholders.

18.      If the office of any director becomes vacant by reason of death, resignation, disqualification, removal from office or otherwise, or the size of the board is increased, the resulting vacancy or vacancies or new directorship(s) may be filled by a majority of the directors then in office, although less than a quorum, unless otherwise required by law.  The persons so chosen shall hold office until the next annual election and until their successors are duly elected and qualified, unless sooner displaced.

COMMITTEES

19.           To the fullest extent permitted by law, the board of directors is expressly authorized by resolution or resolutions passed by a majority of the whole board of directors to designate one or more committees, each committee to consist of two or more directors of the corporation, which to the extent provided in such resolution or resolutions or in these by-laws shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation and shall have power to authorize the seal of the corporation to be affixed to all papers which may require it.  Such committee or committees shall have such name or names as may be stated in these by-laws or as may be determined from time to time by resolution adopted by the board of directors.

20.            The board may, but need not, designate one member of each committee as the chairman thereof and one member of each committee as the deputy chairman thereof.

21.            The board of directors shall appoint a personnel and organization committee consisting of not less than four members. Unless otherwise provided by the board of directors or a committee governing document, such committee shall consider and monitor the corporation’s organization, personnel and compensation policies, practices and implementation. In addition, such committee shall review the compensation of the officers of the corporation and senior management. Such committee shall also administer such plans under which stock of the corporation is issuable to employees upon exercise of stock options, and all executive incentive compensation plans.

22.            The board of directors shall appoint an audit committee consisting of not less than three members. Unless otherwise provided by the board of directors or a committee governing document, such committee shall review internal and external audit conditions, procedures and results and formulate and report to the board of directors policies with regard thereto.

23.            The board of directors shall appoint a nominating, governance and corporate responsibility committee consisting of not less than three members. Unless otherwise provided by the board of directors or a committee governing document, such committee shall recommend to the board of directors qualified individuals to become board members and develop, implement and monitor the corporation’s corporate governance principles.

24.            The board of directors shall appoint a finance committee consisting of not less than three members.  Unless otherwise provided by the board of directors or a committee governing document, such committee shall consider and take account of the financial affairs of the corporation, and formulate and suggest the financial policies of the corporation for submission to the board of directors.

25.            The board of directors may in its discretion appoint from time to time other committees for other purposes or assign additional duties to the existing committees to the fullest extent permitted by law.

26.            Each committee shall have the right to determine its own rules of procedure, not inconsistent with the action of the board of directors, or with these by-laws, or with the certificate of incorporation of the corporation.

27.            The board may, but need not, designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.  In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not the member or members present constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member.

28.            The time and place of regular meetings of the committees shall be fixed by the board of directors, or if not so fixed, then by the committee, and prompt notice thereof shall be given to each member of the committee, provided that the board may authorize the committee or the chairman thereof to postpone any such committee meeting upon two days’ notice to each member of the committee. Special meetings of the committee may be called by the chairman of the committee or the chairman of the board upon three days’ notice to each member by mail, or upon twenty-four hours’ notice to each member by telephone or by facsimile or electronic transmission of the same, to each member of the committee. Each such committee may meet at such stated times and places and otherwise upon notice and at such places as it shall provide.

29.            A majority of the total authorized members of each such committee shall constitute a quorum; and in each instance the affirmative vote of a majority of the members of the committee present at the meeting at which a quorum is present shall be necessary for the adoption of any resolution, except that, any action required or permitted to be taken at any meeting of such committee may be taken without a meeting, if all members thereof consent thereto in writing or by electronic transmission, and the writing or writings or the electronic transmission or transmissions are filed with the minutes of the proceedings of such committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form. The committee may designate one of its members as secretary of the committee, and may in addition, call upon the secretary or one of the assistant secretaries of the corporation, or any other person, as may be determined by the committee, to perform all or part of the duties of secretary of the committee; and minutes shall be kept of all meetings and proceedings of the committee, which shall be reduced to writing by either the secretary of the committee or the secretary or one of the assistant secretaries of the corporation, or such other person, as the committee shall direct.

30.            Each member of each such committee shall continue to be a member thereof at the pleasure of the board of directors and, unless otherwise ordered by the board of directors or otherwise specified in the plan providing for such committee, until such time as he ceases to be a member of the board of directors.

31.            The minutes and proceedings of each such committee shall from time to time be reported to the board of directors if the board of directors so requests.

COMPENSATION OF DIRECTORS

32.            The compensation of directors as such shall be fixed by the board of directors but no additional compensation shall be paid to regular employees of the corporation for service as directors or as members of any committee of the board. Nothing herein contained shall be construed to preclude any director from serving the corporation as an officer or in any other capacity and receiving compensation therefor.

33.            Pursuant to resolution of the board of directors, members of any one or more committees may receive fixed fees or other compensation for their services.

CHAIRMAN OF THE BOARD

34.            At its first meeting after each annual meeting of the stockholders, the board of directors shall choose a chairman of the board from among its members who may, but need not, be the chief executive officer or another officer of the corporation. The chairman of the board shall preside at all meetings of the board of directors and the stockholders, unless the board otherwise determines, and shall perform such other duties as may be specified in these by-laws.  The chairman of the board shall be deemed to be a corporate officer if designated by the board as the chief executive officer or another officer of the corporation.

LEAD INDEPENDENT DIRECTOR

35.            In the absence of the chairman of the board from any meeting(s) of the directors, the board of directors may designate a director to serve as the lead independent director to preside at such meeting(s).

MEETINGS OF THE BOARD

36.            Regular meetings of the board may be held without notice at such time and place as shall from time to time be determined by resolution of the board.

37.            Special meetings of the board may be called by the chairman of the board or the chief executive officer (i) on three days’ notice to each director or by mail or (ii) on twenty-four hours’ notice to each director by telephone or by facsimile or electronic transmission of the same, and special meetings shall be called by the president or secretary of the corporation in like manner and on like notice on the written request of (x) the Lead Independent Director or (y) a majority of the directors then in office.  Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting of the board.

38.            At all meetings of the board the presence of a majority of the directors then in office shall be necessary and sufficient to constitute a quorum for the transaction of business; provided that in no event shall a quorum consist of less than one-third of the whole board of directors, and the affirmative vote of a majority of the directors present at any meeting at which there is a quorum, shall be the act of the board, except as may be otherwise required by law or by these by-laws. If a quorum shall not be present at any meeting, the directors present thereat may adjourn the meeting from time to time, without notice, other than at the meeting, until a quorum shall be present.

39.            Action may be taken by the board without a meeting if all members thereof consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the board. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

40.            Members of the board, or of any committee thereof, may participate in a meeting of such board or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other and such participation shall constitute presence in person at such meeting.

OFFICERS

41.            At its first meeting after each annual meeting of the stockholders, the board of directors shall elect a chief executive officer, a president, a secretary and a treasurer. From time to time, the board may also elect one or more officers, one or more of whom may be given designations based on level (e.g., executive or senior vice president) or responsibilities (e.g., chief operating officer, chief financial officer, chief legal officer or controller). Any two or more offices may be held by the same person.  Officers shall be elected by the board of directors or by such officers as the board of directors shall determine.

42.            The board of directors may also create and provide for additional offices and assistant offices and prescribe the duties of the respective incumbents thereof and appoint such further officers and agents as it shall deem necessary or advisable, such as assistant secretaries and assistant treasurers, who shall hold their respective offices for such term and shall exercise such powers and perform such duties as shall be determined from time to time by the chief executive officer or the board of directors. By direction of the chief executive officer, other personnel may be designated by titles, such as “vice president,” “division president,” “assistant treasurer” or “assistant controller” but only persons elected by the board of directors shall be deemed officers of the corporation.

43.            Except as provided in employee benefit or incentive plans approved by the board of directors or the stockholders, the compensation of all officers of the corporation shall be fixed by the board of directors or by any committee of the board of directors as the board of directors designates.

44.            The officers of the corporation shall hold office until their respective successors are chosen and qualified in their stead, or until they have resigned, retired or been removed in the manner hereinafter provided. Any officer elected or appointed by the board of directors may be removed at any time by the affirmative vote of a majority of the whole board of directors.

CHIEF EXECUTIVE OFFICER

45.           The chief executive officer shall have the general and active management of the business, property and affairs of the corporation, subject to the control of the board of directors, and shall have the powers and perform the duties customarily exercised by the chief executive officer of a business corporation, including the authority to sign on behalf of the corporation deeds, leases, contracts, powers of attorney and other documents, and the duty to execute all directions and resolutions of the board of directors. He or she shall perform such other duties as may be specified in these by-laws or prescribed by the board of directors.

THE PRESIDENT

46.           The president shall have such powers and duties as may be specified in these by-laws, prescribed by the board of directors or delegated by the chief executive officer. In the event of the absence or disability of the chief executive officer, his or her duties shall be performed and his or her powers shall be exercised by the president to the extent designated by the board of directors. If the chief executive officer is also the president, then, in the absence or disability of such person, his or her duties shall be performed by such person as the board of directors shall determine.

THE VICE PRESIDENTS

47.            Each vice president shall perform such duties and exercise such powers as may be delegated to him or her by the chief executive officer, and shall perform such further duties and exercise such further powers as the board of directors shall prescribe; and in the absence or disability of the president his or her duties shall be performed and his or her powers shall be exercised by one or more vice presidents to the extent designated by the chief executive officer or by the board of directors.

THE SECRETARY

48.            (A)  The secretary shall attend all sessions of the board of directors and all meetings of the stockholders and record all votes and minutes of all proceedings in a book to be kept for that purpose, and shall perform like duties for other committees as required. He or she shall give, or cause to be given, notice of all meetings of the stockholders and of the board of directors, and shall perform such other duties as shall be prescribed by the board of directors or chief executive officer.

   (B) Such assistant secretary or assistant secretaries as may be appointed by the board of directors, shall, to the extent authorized by the board of directors, participate with the secretary and assist him or her in the performance of his or her duties, and exercise all the powers and discharge all the duties of the secretary to the extent prescribed by the board of directors; and in the event of the absence or disability of the secretary or of any assistant secretary, the duties of the secretary or of such assistant secretary shall be performed by the assistant secretary designated by the chief executive officer or the board of directors.

THE TREASURER

49.             (A)  The treasurer shall perform such duties in relation to the finances of the corporation as shall be prescribed by the board of directors.

   (B) Such assistant treasurer or assistant treasurers as may be appointed by the board of directors shall, to the extent authorized by the board of directors, participate with the treasurer and assist him or her in the performance of his or her duties, and exercise all the powers and discharge all the duties of the treasurer to the extent prescribed by the board of directors; and in the event of the absence or disability of the treasurer or of any assistant treasurer, the duties of the treasurer or of such assistant treasurer shall be performed by the assistant treasurer designated by the chief executive officer or the board of directors.

THE CONTROLLER

50.           It shall be the duty of the controller, subject and pursuant to the authority of the board of directors and of the chief executive officer, to provide for the keeping of full and accurate records and accounts of receipts, disbursements and all other transactions of the corporation, to make proper report thereof as required and to perform such other duties as may be designated by the board of directors or the chief executive officer.

DUTIES OF OFFICERS MAY BE DELEGATED

51.            The board of directors may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding any provision hereof.

CERTIFICATES OF STOCK

52.            The certificates of stock of the corporation shall be numbered and entered in the books of the corporation as they are issued. They shall exhibit the holder’s name and number of shares and shall be signed by the chairman of the board or the president or a vice president and by the treasurer or an assistant treasurer or the secretary or an assistant secretary. Any or all signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who shall have signed or whose facsimile signature shall have been used on any such certificate shall cease to be such officer, transfer agent or registrar of the corporation before such certificate is issued, such certificate may be issued as though such person who signed such certificate or whose facsimile signature shall have been used thereon had not ceased to be such officer, transfer agent or registrar of the corporation.

TRANSFERS OF STOCKS

53.            Transfers of stock shall be made only upon the transfer books of the corporation kept at an office of the corporation or by transfer agents designated to transfer shares of the stock of the corporation.  Except where a certificate is issued in accordance with by-law 56, an outstanding certificate for the number of shares involved, if one has been issued, shall be surrendered for cancellation before a new certificate, if any, is issued therefor.

FIXING RECORD DATE

54.            In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders, or to receive payment of any dividend or other distribution or allotment of any rights or to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the board of directors may, except as otherwise required by law, fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted and which record date shall not be more than 60 nor less than 10 days before the date of such meeting of stockholders, nor more than 60 days prior to the time for such other action as hereinbefore described; provided, that if no record date is fixed by the board of directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day before the day on which notice is given or, if notice is waived, at the close of business on the day before the day on which the meeting is held, and, for determining stockholders entitled to receive payment of any dividend or other distribution or allotment of rights or to exercise any rights of change, conversion or exchange of stock or for any other purpose, the record date shall be at the close of business on the day on which the board of directors adopts a resolution relating thereto.

   A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided that the board of directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this by-law 54 at the adjourned meeting.

REGISTERED STOCKHOLDERS

55.            The corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof, and accordingly shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by law.

LOST CERTIFICATE

56.            In the event of the loss, theft or destruction of any certificate of stock, another may be issued in its place pursuant to such requirements as the board of directors may establish concerning proof of such loss, theft or destruction and concerning the giving of a satisfactory bond or bonds of indemnity.

INSPECTION OF BOOKS

57.            To the extent permitted by law, the directors shall determine from time to time whether, and if allowed, when and under what conditions and regulations, the accounts and books of the corporation (except such as may by law be specifically open to inspection) shall be open to the inspection of the stockholders, and the stockholders’ rights in this respect are and shall be restricted and limited accordingly.

CHECKS

58.            Notes of the corporation shall be signed by such officer or officers and checks or demands for money shall be signed by such officer or officers or such other person or persons as the board of directors may from time to time designate.

FISCAL YEAR

59.            The fiscal year shall begin the first day of January in each year.

DIVIDENDS

60.            Dividends upon the capital stock of the corporation may be declared by the board of directors at any regular or special meeting.

Before payment of any dividend or making any distribution of profits, there may be set aside out of the surplus or net profits of the corporation such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve fund to meet contingencies or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the directors shall think conducive to the interests of the corporation.

NOTICES

61.            If mailed, notice to stockholders shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 (or its successor provision) of the DGCL.  A written waiver of any notice, signed by a stockholder or director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

AMENDMENTS

62.           These by-laws of the corporation may be altered or amended by the affirmative vote of a majority of the outstanding voting power at any regular meeting of the stockholders and at any special meeting of the stockholders, if notice of the proposed alteration or amendment be contained in the notice of the meeting, or by the affirmative vote of a majority of the whole board of directors at any regular meeting of the board, or at any special meeting of the board; provided notice of the proposed amendment shall have been included in the notice of such regular or special meeting.

EMERGENCY PROVISIONS

63.            In the event of a disaster of sufficient severity to prevent the business and affairs of the corporation from being managed and its corporate powers from being exercised by the board of directors in accordance with the foregoing by-laws, whether by reason of multiple deaths or incapacity of directors and officers, destruction of property, failure of communications or other catastrophe, then, notwithstanding any other provision of these by-laws, the following provisions shall apply:

(A)            An emergency meeting or meetings of the board of directors or of the surviving members thereof shall be called by the chief executive officer, if available, and otherwise by one or more directors; such meetings to be held at such times and places and upon such notice, if any, as the person or persons calling the meeting shall deem proper. The board may take any action at such meetings which it deems necessary and appropriate to meet the emergency.

(B)            Vacancies in the board of directors shall be filled as soon as practicable in the manner specified in by-law 18.

(C)            The presence of the smallest number of directors permitted by law to constitute a quorum, but not less than three, shall be sufficient for the transaction of business at emergency meetings of the board of directors, except that if there be less than three surviving directors, the surviving director or directors, although less than a quorum, may fill vacancies in the board.

(D)            These by-laws may be amended by the board of directors without notice of the proposed amendment being given in the notice of the meeting.

(E)            Without limiting the generality of the foregoing, the board of directors is authorized to make all necessary determinations of fact regarding the extent and severity of the disaster and the availability of members thereof, to designate and replace officers, agents and employees of the corporation and otherwise provide for continuity of management, and to elect a chairman, adopt rules of procedure and fill vacancies.

(F)            The emergency powers provided in this by-law 63 shall be in addition to any powers provided by law.

* * *

24